EXHIBIT 7


                                CSW CREDIT, INC.
                              AFFILIATED COMPANIES
                            FACTORING EXPENSE SAVINGS
                      THREE MONTHS ENDED SEPTEMBER 30, 1998
                                   (thousands)


                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $3,284           $2,545               $739
PSO                          2,152            1,666                486
SWEPCO                       2,757            1,942                815
WTU                          1,160              885                275
                           --------        ---------        -----------

TOTAL                       $9,353           $7,038             $2,315
                           ========        =========        ===========